UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________
FORM 8-K
______________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 1, 2022
KBS GROWTH & INCOME REIT, INC.
(Exact Name of Registrant as Specified in Its Charter)
______________________________________________________

Maryland	000-56050	47-2778257
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 Newport Center Drive, Suite 700
Newport Beach, California 92660
(Address of principal executive offices)
Registrant's telephone number, including area code: (949) 417-6500
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
The information in this Report set forth under Item 2.03 is incorporated herein by reference.

ITEM 2.03 CREATION OF A DIRECT OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT
Modified Term Loan
On November 14, 2016, KBS Growth & Income REIT, Inc., (the “Company”), through an indirect wholly owned subsidiary, entered into a term loan and security agreement initially secured by an office building located in Houston, Texas (“The Offices at Greenhouse”) with JP Morgan Chase Bank, N.A. (the “Lender”), for borrowings of up to $65.0 million (the “Term Loan”), consisting of $32.5 million of term commitment and $32.5 million of revolving commitment. On May 8, 2017, the Company entered into an assumption and joinder agreement with the Lender to add an office building located in Irvine, California (“Von Karman Tech Center”) as a collateral property under the Term Loan. On November 9, 2017, in connection with the acquisition of an office building located in Chicago, Illinois (the “Institute Property”), the Company amended the Term Loan to increase the loan amount to $72.8 million (consisting of $48.5 million of term commitment and $24.3 million of revolving commitment). On January 17, 2020, in connection with the disposition of Von Karman Tech Center, pursuant to the terms of the Term Loan, the Company reduced the amount of the term commitment and revolving commitment to $39.4 million and $19.7 million, respectively. Prior to the Modified Term Loan (defined below), the outstanding balance under the Term Loan consisted of $34.9 million of term commitment and $17.4 million of revolving commitment.
On August 1, 2022, the Company, through its wholly owned subsidiaries (collectively, the “Borrower”), entered into a modification agreement (the “Modified Term Loan”) with the Lender to (i) extend the maturity date from November 9, 2022 to November 9, 2023, (ii) convert the revolving commitment to term commitment and (iii) reset the interest rate of the loan. The Modified Term Loan has an outstanding balance of $52.3 million, which is the maximum term commitment available under the Modified Term Loan. The Modified Term Loan is secured by the Offices at Greenhouse and the Institute Property.
The Modified Term Loan bears interest at the forward-looking term rate based on SOFR (“Secured Overnight Financing Rate”) with a tenor comparable to one-month plus 10 basis points (“Adjusted Term SOFR”) plus 200 basis points per annum prior to May 9, 2023. After May 9, 2023, the Modified Term Loan will bear interest at Adjusted Term SOFR plus 250 basis points per annum. Monthly payments are interest-only with the remaining principal balance, all accrued and unpaid interest and all other sums due under the loan documents payable at maturity. The Company has the right to prepay all or a portion of the Modified Term Loan at any time, subject to certain fees and conditions contained in the loan documents.
Subject to certain terms and conditions contained in the loan documents, cash currently held by the Company may only be used for the Company’s operating costs including but not limited to the Company’s general and administrative costs, liquidation costs (which may include proxy solicitation costs, DST transfer agent costs, legal costs, tail insurance policy costs and other reasonable and customary costs to maintain the REIT in good standing), capital costs (including building improvements, tenant improvements and leasing commissions at its owned properties) and any other reasonable costs and expenses required to maintain the Company as a going concern (collectively “REIT Operating Costs”), but for no other purpose. Further, the Company is required to deposit any cash amount exceeding $7.0 million into an account controlled by the Lender or apply it to pay down the Modified Term Loan. The Company is prohibited from making any cash distributions (other than REIT Operating Costs) except for amounts needed to maintain REIT status and redemptions sought upon a stockholder’s death, “qualifying disability” or “determination of incompetence” (each as defined in the share redemption program) not exceeding $250,000 annually, in the aggregate, for any calendar year. In addition, on a monthly basis, any excess cash flow (as defined in the modification agreement) from the Offices at Greenhouse and the Institute Property is required to be deposited into an account which will serve as additional security for the loan.
KBS GI REIT Properties, LLC (“KBS GI REIT Properties”), the Company’s wholly owned subsidiary, in connection with the Modified Term Loan, is providing a guaranty of the payment of (i) principal balance and any interest or other sums outstanding under the Modified Term Loan as of the date such amounts become due, and (ii) the principal balance and any interest or other sums outstanding under the Modified Term Loan in the event of: certain bankruptcy, insolvency or related proceedings involving the Borrower and KBS GI REIT Properties, as described in the loan documents. KBS GI REIT Properties is also providing a guaranty of the payment of certain liabilities, losses, damages, costs and expenses (including legal fees) incurred by the Lender as a result of certain intentional actions or omissions committed by the Borrower, KBS GI REIT Properties and/or any of their affiliates in violation of the loan documents, or certain other occurrences in relation to The Offices at Greenhouse, the Institute Property and/or the Borrower, as further described in the amended and restated guaranty.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS GROWTH & INCOME REIT, INC.

Dated: August 5, 2022	BY:	/s/ Jeffrey K. Waldvogel
Jeffrey K. Waldvogel
Chief Financial Officer, Treasurer and Secretary